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Exhibit 21.1

SIGNIFICANT SUBSIDIARIES

Organized Under the Laws of
Agilent Technologies Canada Inc..	Canada
Agilent Technologies Cayco Limited	Cayman Islands
Agilent Technologies Cayman Islands Inc.	Cayman Islands
Agilent Technologies Coordination Center S.C./N.V.	Belgium
Agilent Technologies Deutschland Alpha GmbH	Germany
Agilent Technologies Deutschland GmbH	Germany
Agilent Technologies Deutschland Holding GmbH	Germany
Agilent Technologies Europe B.V. (Holding)	Netherlands
Agilent Technologies International Japan, Ltd.	Japan
Agilent Technologies International S.A.R.L.	Switzerland
Agilent Technologies Ireland Limited	Ireland
Agilent Technologies Italia S.P.A.	Italy
Agilent Technologies Japan Ltd.	Japan
Agilent Technologies Korea Limited	Korea
Agilent Technologies Luxco S.A.R.L.	Luxembourg
Agilent Technologies Malaysia Sdn. Bhd.	Malaysia
Agilent Technologies Microwave Products (M) Sdn. Bhd.	Malaysia
Agilent Technologies Research	United States
Agilent Technologies S.A.R.L.	Switzerland
Agilent Technologies Sanigi B.V.	Netherlands
Agilent Technologies Shanghai Company Limited	China
Agilent Technologies Singapore (Holding) Pte Ltd.	Singapore
Agilent Technologies Singapore (Sales) Pte Ltd.	Singapore
Agilent Technologies Singapore Pte Ltd.	Singapore
Agilent Technologies Taiwan Ltd.	Taiwan
Agilent Technologies UK Limited	UK
Agilent Technologies World Trade, Inc.	United States
Agilent Technologies Zeta CV	Netherlands
Ireland Finance Limited	Ireland
Yokogawa Analytical Systems Inc.	Japan

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  Exhibit 21.1
SIGNIFICANT SUBSIDIARIES